[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.48

FIRST AMENDMENT TO SUPPLY AGREEMENT
This FIRST AMENDMENT TO THE SUPPLY AGREEMENT (the “Amendment”) is entered into as of October 26, 2017 (the “Amendment Effective Date”) by and between Exelixis, Inc., a Delaware company having an address at 210 East Grand Avenue, South San Francisco, CA 94080, USA (“Exelixis”) and Ipsen Pharma SAS, a French corporation having an address at 65 Quai Georges Gorse, 92100 Boulogne-Billancourt, France (“Licensee”). Exelixis and Licensee may be referred to herein individually as a “Party” or collectively as the “Parties”.
RECITALS
WHEREAS, Exelixis and Licensee are parties to that certain Collaboration and License Agreement dated February 29, 2016, as amended by Amendment No. 1 dated effective December 20, 2016, Amendment No. 2 dated effective September 14, 2017, and Amendment No. 3 dated effective October 26, 2017 (together, the “License Agreement”), pursuant to which the Parties have been collaborating on the development and commercialization of cabozantinib; and
WHEREAS, Exelixis and Licensee are parties to that certain Supply Agreement dated February 29, 2016, as amended by that certain Side Letter between the Parties dated August 26, 2016 (together, the “Supply Agreement”), pursuant to which Exelixis has been manufacturing and supplying cabozantinib to Licensee for development and commercial use under the License Agreement; and
WHEREAS, the Parties desire to enter into this Amendment to amend the Supply Agreement to reflect the expansion of Licensee’s territory under the License Agreement,remove reference to the concept of a transition plan transferring manufacturing obligations to Licensee, and make certain other changes, all on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    DEFINITIONS
1.1    The fourth sentence of Section 1.7 of the Supply Agreement (“Cost of Goods” or “COG”) is hereby amended and restated to read as follows:
“Direct labor costs shall include the cost of: [ * ]”
1.2    Section 1.11 of the Supply Agreement is hereby amended and restated to read in full as follows:
“1.11    “Exelixis Territory” means the U.S. and Japan.”
1.3    Section 1.23 of the Supply Agreement is hereby amended and restated to read in full as follows:
“1.23 “Manufacture” means all activities related to the manufacturing of the Compound and Products, in final, labeled, packaged form for commercial use, including in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, ongoing stability tests and regulatory activities related to any of the foregoing. “Manufacturing” has a correlative meaning.”
1.4    Section 1.25 of the Supply Agreement (“Product”) is hereby amended and restated to read as follows:
“1.25. Product” means any pharmaceutical product containing the Compound as an active ingredient, in any form, presentations, dosage, or formulation. For the avoidance of doubt, the manufacturing and supply of product bearing the trade name Cometriq® shall be covered under a separate agreement entered into between the Parties on November 21, 2016.
1.5    Section 1.30 of the License Agreement is hereby amended and restated to read in full as follows:
“1.30    “Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the testing, development, manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of pharmaceutical products in a given jurisdiction, including the FDA, the EMA, and Health Canada or other foreign equivalent. For countries where governmental approval is required for pricing or reimbursement for a pharmaceutical product to be reimbursed by national health insurance (or its local equivalent), Regulatory Authority shall also include any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.”
1.6    [ * ]
1.7    “Health Canada” means the federal department of the government of Canada having the authority to regulate the sale of medicinal or pharmaceutical products, or any successor agency thereof.
1.8    “RoW Countries” or Rest of the World Countries, means all of the other countries of the world except [ * ].
1.9    Unless otherwise defined in this Amendment, all capitalized terms have the meaning as defined in the Supply Agreement.
2.    PRODUCT SUPPLY
2.1    Section 2.3(c) of the Supply Agreement is hereby amended and restated to read in full as follows:
“2.3(c) Delivery and Shipping Terms. Purchase Orders submitted for quantities of Product that are in accordance with Section 2.3(a) and/or Section 2.3(b) will be binding on both Parties after acceptance in writing by Exelixis; provided, however, that should Exelixis neither reject a Purchase Order nor provide written confirmation of acceptance within [ * ] of receipt, Exelixis shall be deemed to have accepted the Purchase Order effectively. The Purchase Order will specify a single delivery date for such order to be delivered in such Calendar Quarter, but will in no event be a date sooner than [ * ]. By way of example, a Purchase Order submitted on [ * ] would specify the quantity of Product ordered for delivery in the [ * ] Calendar Quarter of [ * ], with a delivery date no sooner than [ * ]. Licensee shall place Purchase Orders of desired quantity of Products labeled for commercial use in Canada for delivery by Exelixis in Canada, [ * ]. With respect to Products labelled for commercial use in countries of the Licensee Territory other than Canada, a separate Purchase Order shall be placed and Exelixis shall deliver all Products [ * ] once the Finished Products are released by Exelixis or through its contract manufacturer as described in Section 2.4(d) below. Exelixis shall be responsible for obtaining all licenses or other authorizations for the exportation of such shipments and shall supply Licensee with the documentation required for filing or claiming credit or deduction for any applicable taxes and/or duties. Licensee shall be responsible for obtaining all freight, handling, insurance, and shipping expenses for shipments upon and after unloading at the [ * ], and shall be the importer of record and responsible for all duties and taxes for such importation in the Licensee Territory, and shall be responsible for obtaining all distribution licenses for the Products.”
2.2    Section 2.4(e) of the Supply Agreement is hereby deleted in its entirety.
2.3    Section 2.8 of the Supply Agreement is hereby deleted in its entirety and replaced in full to read as follows
“2.8 Backup Supplier.  Exelixis shall select a Third Party secondary manufacturer (a “Backup Manufacturer”) to Manufacture the Product for supply to Licensee.  Exelixis shall engage the Backup Manufacturer, and complete, on or before the [ * ], to the reasonable satisfaction of Licensee, the transferring of the Manufacturing process to such Backup Manufacturer, qualification of the Backup Manufacturer, equipment and all validation of Manufacturing process in accordance with applicable law and regulations.  At Ipsen’s request, Exelixis shall also assist Ipsen in its

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

applications for Regulatory Approval of the Backup Supplier by the relevant Regulatory Authorities of the Major Market Countries, to the extent commercially reasonable, and in accordance with Ipsen’s timelines.”
2.4.    The following is hereby added to the Supply Agreement as Section 2.12:
“2.12 Canada-Labeled Product Reporting. On a [ * ] basis, Licensee shall provide to Exelixis a report, in a form to be mutually agreed by the Parties, which specifies in reasonable detail the distribution and/or sale of Product labeled for Canada by Licensee, its Affiliates, its permitted Sublicensees, and/or any Third Party distributors in the previous [ * ].”
3.    FINANCIALS
3.1        Section 3.1 of the Supply Agreement is hereby amended and restated to read in full as follows:
“3.1. Price.
(a)    The transfer price (the “Transfer Price”) for Finished Product supplied by Exelixis to Licensee will be equal to [ * ], which shall be calculated for each configuration of the Product. The Transfer Price in effect at the time the first Purchase Order is placed as part of the binding commitment under Section 2.2(b) shall apply as the Transfer Price for the Calendar Year. The Transfer Price shall thereafter be calculated and adjusted annually in the manner set forth in paragraph (b) below.
(b)    [ * ] Reconciliation. On or prior to [ * ] of a Calendar Year, Exelixis and Licensee shall review the Transfer Price paid by Licensee for the Finished Product supplied during the preceding Calendar Year and determine if the [ * ] is either lesser or greater than the Transfer Price paid by Licensee during such preceding Calendar Year (the “[ * ] Reconciliation”). If the Transfer Price paid by Licensee during the preceding Calendar Year is less than the [ * ] owed to Exelixis, Licensee shall pay the difference for such amounts. If the Transfer Price paid by Licensee for the Product is greater than the [ * ] owed to Exelixis, Exelixis shall credit the amount of such payment due by Licensee to Exelixis until such time that the reconciling payment has been fully credited to Licensee.
(c)    Adjustments to Transfer Price. On or prior to [ * ] of a Calendar Year at the time of the [ * ] Reconciliation, Exelixis and Licensee shall review the most recent Order Forecast provided by Licensee, and based on quantities planned for purchase and expected annual price increases by Exelixis’ Third Party manufacturers, and other related price factors, Exelixis and Licensee shall agree upon a new annual Transfer Price for the Calendar Year. The Parties agree that if by [ * ] of an applicable Calendar Year the Parties cannot agree on a new annual Transfer Price, the prior Calendar Year’s Transfer Price will apply, and any additional payments owed will be remediated through the next annual reconciliation in accordance with Section 3.1(b) above.”
3.2        Section 3.3 of the Supply Agreement is hereby amended to add the following:
“FTEs dedicated to other Manufacture-related work and billed to Licensee under this Section 3.3, such FTEs shall be billed [ * ]. With respect to any Manufacture-related work that is specifically related to support Licensee’s: (i) [ * ] in RoW Countries of the Licensee Territory and (ii) [ * ] in RoW Countries of the Licensee Territory, the Parties agree that Exelixis’ direct labor costs of personnel to be engaged in such activities shall be capped [ * ]. If Exelixis, acting reasonably, considers that Manufacture-related work mentioned in the preceding sentence would require additional FTEs, Exelixis shall notify Licensee and the Parties shall agree in good faith as to the reasonable out-of-pocket costs in excess of [ * ] incurred during the conduct of such Manufacture-related work for the purpose of this Section 3.3.”
4.    EXHIBIT B – QUALITY AGREEMENT
4.1    Section 12.4 of the Quality Agreement set forth in Exhibit B is hereby amended and restated to read in full as follows:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“12.4    Ipsen and EXELIXIS Quality Assurance shall review this Quality Technical Agreement in 2018 and make necessary amendments. After 2018, EXELIXIS and Ipsen shall review this Quality Technical Agreement [ * ] and make any necessary revisions. This review and any resulting revisions shall be documented in the Change History Log (Appendix I).”
5.    GENERAL PROVISIONS
5.1    Effect of Amendment. Except as expressly modified herein, all terms and conditions set forth in the Supply Agreement, as in effect on the Amendment Effective Date, shall remain in full force and effect.
5.2    Entire Agreement. The Supply Agreement as modified by this Amendment, and together with the License Agreement, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to its subject matter. They supersede all prior and contemporaneous agreements and communications, whether written or oral, of the Parties regarding this subject matter.
5.3    Severability. If, for any reason, any part of this Amendment is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Amendment. All remaining portions shall remain in full force and effect as if the original Amendment had been executed without the invalidated, unenforceable, or illegal part.
5.4    Counterparts; Electronic or Facsimile Signatures. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Amendment may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.
{SIGNATURE PAGE FOLLOWS}

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and entered into by their duly authorized representatives as of the Amendment Effective Date.

EXELIXIS, INC. By: /s/ Michael M. Morrissey Name: Michael M. Morrissey, Ph.D. Title: President and CEO	IPSEN PHARMA S.A.S By: /s/ Christophe Jean Name: Christophe Jean Title: EVP Corporate Strategy & Business Development

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.